Exhibit 99

Susan Ciallella to Assume Role of Interim CEO at Isolagen

EXTON, Pa., Oct. 3 /PRNewswire-FirstCall/ — Isolagen, Inc. (Amex: ILE - News) announced that the Board of Directors has appointed Susan Ciallella to the position of Interim Chief Executive Officer.

Ms. Ciallella’s appointment follows the resignation of Frank DeLape from the post of CEO, effective immediately. Since joining the Company, Ms. Ciallella has been involved in all facets of the Company’s operations and management in addition to fulfilling her responsibilities as General Counsel. The Board of Directors’ decision to select Ms. Ciallella to lead the Company’s efforts until a permanent CEO can be identified was based upon the leadership qualities that she has demonstrated and the confidence that she has earned from our management team and key business partners. Ms. Ciallella previously served as Executive Vice President, General Counsel and Secretary and is a member of Isolagen’s Board of Directors. Prior to joining Isolagen, Ms. Ciallella served as outside legal counsel and business adviser to a number of public companies, including Isolagen. There will be no change in Ms. Ciallella’s compensation agreement. Mr. DeLape will continue as Non-Executive Chairman of the Board.

The move to appoint Ms. Ciallella to the CEO post coincides with the completion of the build-out of the Exton facility and the hiring of additional key management and personnel in Exton to complete the validation of the facility.

Isolagen’s Board of Directors has made substantial progress in identifying a short list of candidates for the CEO position and the Company intends to announce its selection once a final decision is made.

Isolagen remains committed to making the Isolagen Process commercially viable and available on a global scale and continues to focus on its primary objectives of executing its regulatory and clinical strategies, implementing automated and cost effective process improvements, establishing a comprehensive marketing strategy and reducing the Company’s burn rate.

ABOUT ISOLAGEN, INC.

Isolagen specializes in the development and commercialization of autologous cellular therapies for soft and hard tissue regeneration. The company’s product candidates are based on its proprietary Isolagen Process. Based on the accumulated experience of the company through its retrospective study, clinical trials and treatment of patients in the United Kingdom, the company believes that the Isolagen Process utilizes the patient’s own cells to create safe and effective therapies to treat the underlying cause of the patient’s condition. Autologous cellular therapy is the process whereby a patient’s own cells are extracted, allowed to multiply and then injected into the patient. Isolagen’s product candidates are designed to be minimally invasive and non-surgical.

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the federal securities laws. Information contained in forward-looking statements is based on current expectations and is subject to change, and actual results may differ materially from the forward-looking statements. Isolagen, Inc. does not undertake to update any such forward- looking statements or to publicly announce developments or events relating to the matters described herein.